Exhibit 5.2

INTERNAL REVENUE SERVICE	DEPARTMENT OF THE TREASURY
P.O. BOX 2508
CINNCINNATI, OH 45201
Employer Identification Number:
13-3998945
Date: July 23, 2002	DLN:
17007292023011
Person to Contact:
WILLIAM LEUSCHNER ID# 95305
Contact Telephone Number:
(877) 829-5500
Plan Name:
PROFIT PARTICIPATION PLAN OF MOODYS CORPORATION
Plan Number: 011

Dear Applicant:

We have made a favorable determination on the Plan identified above based on the information you have supplied. Please keep this letter, the application forms submitted to request this letter and all correspondence with the Internal Revenue Service regarding your application for a determination letter in your permanent records. You must retain this information to preserver your reliance on this letter.

Continued qualification of the plan under its present form will depend on its effect in operation. See section 1.401-1(b)(3) of the Income Tax Regulations. We will review the status of the plan in operation periodically.

The enclosed Publication 794 explains the significance and the scope of this favorable determination letter based on the determination requests selected on your application forms. Publication 794 describes the information that must be retained to have reliance on this favorable determination letter. The publication also provides examples of the effect of a plan’s operation on its qualified status and discusses the reporting requirements for qualified plans. Please read Publication 794.

This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

This determination letter is applicable for the plan adopted on September 29, 2000.

This letter considers the changes in qualification requirements made by the Uruguay Round Agreements Act, Pub. L. 103-465, the Small Business Job Protection Act of 1996, Pub. L. 104-188, the Uniformed Services Employment and Reemployment Rights Act of 1994, Pub. L. 103-353, the Taxpayer Relief Act of 1997, Pub. L. 105-34, the Internal Revenue Service Restructuring and Reform Act o f1998, Pub. L. 105-206, and the Community Renewal Tax Relief Act of 20000, Pub. L. 106-554.

This letter may not be relied on with respect to whether the plan satisfies the requirements of section 401(a) of the Code, as amended by the Economic Growth and Tax Relief Reconciliation Act of 2001, Pub. L. 107-16.

The requirement for employee benefits plans to file summary plan descriptions (SPD) with the U.S. Department of Labor was eliminated effective August 5, 1997. For more details, call 1-800-998-7542 for a free copy of the SPD card.

The information on the enclosed addendum is an integral part of this determination. Please be sure to read and keep it with this letter.

If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

Sincerely yours,

/s/ Paul T. Schultz
Paul T. Schultz
Director,
Employee Plans Rulings & Agreements

Enclosures:

Publication 794

Addendum

This determination is conditioned upon your adoption of the proposed restated plan as submitted with your or your representative’s letter dated July 1, 2002. The proposed plan should be adopted on or before the date prescribed by the regulations under Code section 401(b).